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                                 THIRD AMENDMENT
                                       TO
                       STORAGE AND DISTRIBUTION AGREEMENT


        THIS THIRD AMENDMENT TO STORAGE AND DISTRIBUTION AGREEMENT is entered into this 30th day of December 1997 by and between AIRBORNE LOGISTICS SERVICES, a division of ABX Air, Inc. ("ALS") and MULTIPLE ZONES INTERNATIONAL, INC., a Washington corporation ("MZI").

                                    RECITALS

A. MZI and Airborne Freight Corporation ("Airborne") entered into that certain Storage and Distribution Agreement dated September 28, 1992 (the "Primary Agreement").

B. Airborne assigned all of its interest in and to the Agreement to ALS (the "Assignment").

C. The term of the Primary Agreement was extended pursuant to that certain Letter Agreement dated May 23, 1995 (the "Extension"). The Primary Agreement was later amended by that certain First Amendment to Storage and Distribution Agreement dated December 22, 1995 (the "First Amendment"). The Primary Agreement was additionally amended by that certain Second Amendment to Storage and Distribution Agreement dated October 3, 1996 (the "Second Amendment"). The Primary Agreement, as amended, was further amended pursuant to that certain Letter Agreement dated October 10, 1997 (the "Second Extension"). The Primary Agreement, the Assignment, the Extension, the First Amendment, the Second Amendment, and the Second Extension, are referred to collectively herein as the "Agreement."

D. The parties have agreed to modify the charges for services under the Agreement and extend the Term of the Agreement, all in accordance with this Amendment.

        NOW THEREFORE, the parties agree to amend the Agreement as follows:

1. Except as specifically amended herein, the Agreement shall remain in full force and effect.

2. For the term of this Third Amendment (4/1/98 - 3/31/99), the provisions of the first paragraph of subparagraph 2.a and paragraph 3 of the First Amendment are hereby superseded and replaced in their entirety by Amendment 3, Schedule 1 ("Rates and Charges"), Schedule 1A ("Definitions"), Schedule 1B ("Terms and Conditions"), and Exhibit 1 ("Revised Receiving, Inventory Control and Shipping Estimates") all of which are attached hereto.


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  3.    PACKAGING CHARGES
               A packaging charge of $.28 will be applied to each package shipped. This charge will be applied in addition to all order handling fees as well as all large order handling fees. In the event of a price change by the manufacturer or delivery company, the change in price (increase or decrease) will be passed on to MZI. Any request for packaging not used in the current operation may be priced separately.

  4.    STORAGE CHARGES
               A $6.25 per sq. ft. per year charge will be assessed with a minimum requirement of 84,480 sq. ft. The space will be in building 10 and includes storage, processing and the required common area to operate the MZI fulfillment operation. The charges will be billed on a weekly basis in the fixed amount of $10,154.

4A.     ADDITIONAL STORAGE CHARGES
               Additional Storage in building 10 may be rented at a rate negotiated at the time of the request from MZI. This space is subject to availability and will be rented in a minimum 2 bay quantity representing approximately 4,000 square feet (1 bay represents approximately 2,000 square feet).

5.      CONFIGURATIONS
               Sales orders requiring configuration work will be separated from non-configuration orders. These orders require additional handling, control and labor compared to a nonconfiguration order. This pricing assumes the configuration process in place at the time of this agreement remains constant.

6.      UPS ORDER FEE
               Fee added to all UPS packages for additional handling and labor requirements. Additional fees may be negotiated between ALS and MZI if UPS services currently not utilized are required. Current UPS services utilized include UPS Ground and Ground track.

7.      SDS ORDER FEE
               Fee added to all Airborne SDS packages for additional handling and labor requirements.

8.      OTHER CARRIER CHARGE
               Additional work is required to prepare and fulfill orders not processed through the SGA manifesting system. Such work may include, but is not limited to, manual creation of shipping label(s), preparation of required shipping documentation and operation of multiple stand alone manifesting systems. At the request of MZI additional carriers or services may be added in the future. Any additions may be priced separately depending on work requirements.

8A.     INTERNATIONAL PAPERWORK
               Fee for processing of international paperwork. MZI is responsible for providing ALS accurate and complete information required for International documentation. This fee is a processing fee only. This fee does not include any duties, taxes, customs or related transportation fees, or fees and various tariff charges applicable to creating or processing such documents such as Certificates of Origin, Consular Legalization and other similar extra charge international documents.

9.      RETURN TO VENDOR CHARGE (RTV)
               Additional charge for preparation of all return to vendor shipments.


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10.     POSTAL MACHINE FEE
               Allocation of postal machine lease rate plus rate updates and supplies. Actual postage charges will be billed to MZI.

11.     MANAGEMENT FEE
               Weekly fee to cover cost of ALS management of MZI fulfillment operations. The fee includes such expenses as administration, management salary, billing costs, customer service, human resources, supplies, security, employee safety and similar overhead.

12.     SPECIAL PROJECTS

               Any task or activity requested by MZI, not included in the listed item prices. Such activities include, but are not limited to liquidation's, bulk moves and specified training events. Please refer to the following schedule for specific labor charges (travel and associated expenses would be in addition to labor):

               a. Planned Projects: Specific times, dates, and requirements must be agreed upon by MZI and ALS no later than 72 hours prior to project start time. Regular time rates applicable to work performed Monday - Saturday 0600 - 1800 only.

                            Labor (regular time)     $ 15.00 hour
                            Labor (regular overtime) $ 22.50 hour
                            Labor (Sundays)          $ 30.00 hour

               b. Unplanned Projects: Projects requested with less than 72 hours notice.

                            Labor (regular time)     $ 18.00 hour
                            Labor (regular over time)$ 27.00 hour
                            Labor (Sundays)          $ 36.00 hour

               c. Holiday rates will be provided upon request. Holidays are defined by the Airborne Transportation Holiday Schedule.

               d. Normal management hours and responsibilities are included in Overhead Charges. If additional management involvement is required to supervise a project it will be billed at a rate of $ 28.50 / hour. ALS and MZI will mutually agree that additional management involvement is required prior to assignment or billing.


13.     PHYSICAL INVENTOR CHARGES
               All Physical Inventory Counts are billed to MZI in the following manner:

               a.     Labor (regular time)  S 18.00   hour
                      Labor (over time)     S 27.00   hour
                      Labor (Sunday)        $ 36.00   hour
                      Labor (Supervisor)    $ 28.50   hour
                      Holiday Pay           Available upon request
               b.     Equipment             Actual Cost as Needed
               C.     Management Fee        10% added to total labor cost


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14.     SYSTEMS SUPPORT
               ALS provides immediate on-site support of MZI systems when necessary. This is charged by the hour and billed weekly. There is a minimum charge of 30 minutes per occurrence.

               a.       Routine Maintenance: Price $30.00 / hour
                        Service Calls not requiring response within 30 minutes. Times Available: 9:00 a.m. - 2:00 a.m. Eastern Standard Time (M-F)

               b.       Urgent Support: Price $50.00 / hour
                        Service call will be made within 30 minutes of request. Times Available: 9:00 a.m. - 2:00 a.m. Eastern Standard Time (M-F)

               C. Weekends/After Hours/Holiday Support: Price $80.00 /hour After Hours: (2:01 a.m. - 8:59 a.m., 7 days per week) Weekends (Saturday 2:01 a.m.- Monday 8:59 a.m.)
                        Holidays as defined by Airborne Transportation Holiday Schedule.

15.     WILL CALL FEE
               There will be a $15.00 fee assessed to all Will Call orders. This will be applied when a customer requests to pick the order up at ALS between the 0600 - 2000, Monday-Saturday. Will Call orders have special handling and staging requirements that require additional labor and security measures.


16.      NEW CAPITAL PURCHASE
               If volumes or order characteristics change from the forecast amounts as shown in exhibit 1, so that additional capital equipment (non - replacement) is required to effectively run the MZI operation, ALS may bill MZI the charges for such equipment. The weekly charges to be billed to MZI will be negotiated between ALS and MZI prior to the time of purchase.


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        IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.




MULTIPLE ZONES INTERNATIONAL, INC.      AIRBORNE LOGISTICS SERVICES,
                                        a division of ABX Air, Inc.


By:         [SIG]                       By:                [SIG]
   -------------------------------         -------------------------------

Its:       VP OPERATIONS                Its: VICE PRESIDENT AND GENERAL MANAGER
    ------------------------------          ------------------------------



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